264 Putnam Asset Allocation Funds Conservative Portfolio attachment
3/31/07 Semi annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	6,587
Class B	983
Class C	549

72DD2 (000s omitted)

Class M	150
Class R	15
Class Y	6,584

73A1

Class A	0.146
Class B	0.109
Class C	0.109

73A2

Class M	0.121
Class R	0.134
Class Y	0.158

74U1 (000s omitted)

Class A	48,355
Class B	8,395
Class C	5,380

74U2 (000s omitted)

Class M	1,253
Class R	124
Class Y	44,124

74V1

Class A	9.82
Class B	9.73
Class C	9.73

74V2

Class M	9.73
Class R	9.91
Class Y	9.80




Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.